                                                                      EXHIBIT 11

                           WYNN'S INTERNATIONAL, INC.
              COMPUTATION OF NET INCOME PER COMMON SHARE - PRIMARY


                                                               Year ended December 31
                                                 ---------------------------------------------------
                                                    1994                 1993                 1992
                                                 -----------          ----------          ----------
Net income . . . . . . . . . . . . . . . . .     $11,821,000          $8,981,000          $7,253,000
Weighted average number of shares
  outstanding. . . . . . . . . . . . . . . .       5,553,194           5,439,042           5,395,809
Net shares assumed issued using the
  treasury stock method for stock options
  outstanding during each period based on
  average market price.. . . . . . . . . . .         141,050             108,384              (1)
                                                 -----------          ----------          ----------
Common and common equivalent
  shares . . . . . . . . . . . . . . . . . .       5,694,244           5,547,426           5,395,809
                                                 -----------          ----------          ----------
Net income per common share. . . . . . . . .           $2.08               $1.62               $1.34
                                                 -----------          ----------          ----------

- ---------------------------------

(1) The effect of outstanding stock options on the primary earnings per share computation for 1992 was immaterial.



                  COMPUTATION OF NET INCOME PER COMMON SHARE -
                             ASSUMING FULL DILUTION


                                                               Year ended December 31
                                                 ---------------------------------------------------
                                                    1994                 1993                 1992
                                                 -----------          ----------          ----------
Net income . . . . . . . . . . . . . . . . .     $11,821,000          $8,981,000          $7,253,000
Net interest expense from convertible
  bonds. . . . . . . . . . . . . . . . . . .         367,000             406,000             425,000
                                                 -----------          ----------          ----------
Net earnings for purposes of dilution. . . .     $12,188,000          $9,387,000          $7,678,000
                                                 -----------          ----------          ----------
Weighted average number of shares
  outstanding. . . . . . . . . . . . . . . .       5,553,194           5,439,042           5,395,809
Net shares assumed issued using the
  treasury stock method for stock options
  outstanding during each period based on
  average or ending market price,
  whichever is higher. . . . . . . . . . . .         147,553             119,762              84,641
Dilutive effect of assumed
  conversion of bonds outstanding. . . . . .         428,076             473,360             494,317
                                                 -----------          ----------          ----------
Fully diluted shares . . . . . . . . . . . .       6,128,823           6,032,164           5,974,767
                                                 -----------          ----------          ----------
Net income per common share. . . . . . . . .           $1.99               $1.56               $1.29
                                                 -----------          ----------          ----------

Note: The above calculations reflect for all periods the three-for-two stock split effected by the Company in September 1993.